SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 18, 2007

(Date of earliest event report)
WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
(a) On October 18, 2007, the Board of Directors of Weyerhaeuser Company approved the indefinite curtailments of its oriented strand board plants in Drayton Valley, Alberta, and Wawa, Ontario, and its laminated strand lumber plant in Deerwood, Minn. The decline in North American housing starts and reduced customer demand for wood products led to the indefinite curtailments, which are expected to be effective before year-end 2007. The curtailments are part of an ongoing effort to strengthen Weyerhaeuser’s overall portfolio to enhance shareholder value.
The Wawa and Drayton Valley plants are two of nine OSB mills in the Weyerhaeuser system. Wawa has an annual production capacity of approximately 470 million square feet of OSB and Drayton Valley has an annual production capacity of approximately 415 million square feet of OSB. The curtailments are expected to affect approximately 130 employees at each of the Wawa and Drayton Valley plants. The adjacent sawmill at Drayton Valley will continue to run.
The Deerwood plant produces laminated strand lumber products and has a capacity of approximately six million cubic feet per year. The plant is one of three such Weyerhaeuser operations. The Deerwood closure will affect approximately 160 employees.
(b) The company estimates that it will record net pre-tax charges by major category in the following range:

Dollar amounts in millions	Low	High
Asset impairments	$30	$40
Termination benefits	15	19
Other closure costs	2	4

	$47	$63

(c) The total estimated range of pre-tax charges expected to be recognized in connection with the indefinite closure decisions above is $47 million to $63 million. Charges related to asset impairments and termination benefits are expected to be recognized in the fourth quarter of 2007.
(d) The company estimates that total cash expenditures relating to the indefinite closure will range from $17 million to $23 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By	/s/ Jeanne Hillman
Its:	Vice President and
Chief Accounting Officer
Date: October 23, 2007